EXHIBIT 99.1

Company Contact:
Thomas J. Linneman
President and Chief Executive Officer
(513) 661-0457

Cheviot Financial Corp. to Commence Stock Offering

CHEVIOT, OHIO, November 15, 2011 - Cheviot Financial Corp ("Cheviot-Federal") (Nasdaq: CHEV), announced today that Cheviot Financial Corp., a Maryland corporation ("New Cheviot"), and the proposed holding company for Cheviot Savings Bank, and Cheviot Mutual Holding Company have received conditional regulatory approval for New Cheviot to commence its stock offering in connection with Cheviot Mutual Holding Company’s proposed mutual-to-stock conversion. Cheviot Financial Corp. also announced today that the registration statement relating to the sale of common stock of New Cheviot has been declared effective by the Securities and Exchange Commission.

New Cheviot is offering for sale the 61.5% ownership interest in Cheviot-Federal owned by Cheviot Mutual Holding Company, which is equivalent to between $37.4 million and $50.6 million, or between 4,675,000 and 6,325,000 shares of common stock at $8.00 per share. New Cheviot may increase the number of shares that it sells in the offering, without notice to persons who have subscribed for shares, by up to 15%, to $58.2 million or 7,273,750 shares, as a result of market conditions or changes in financial markets. The number of shares to be sold in the offering and issued to public stockholders in a share exchange is based on an independent appraisal of the estimated pro forma market value of New Cheviot.

At the conclusion of the conversion and offering, the shares of common stock held by the public stockholders of Cheviot-Federal will be exchanged for between 0.8570 and 1.1594 shares of New Cheviot, subject to a 15% increase of up to 1.3333 shares, depending on the number of shares sold in the offering. The exchange will result in the public stockholders owning approximately the same percentage of New Cheviot as they owned in Cheviot-Federal. New Cheviot will be 100% publicly owned, and Cheviot-Federal and Cheviot Mutual Holding Company will each cease to exist.

New Cheviot is offering the common stock in a subscription offering to eligible former and current depositors of Cheviot Savings Bank as well as eligible depositors of the former The Franklin Savings and Loan Company.  Shares of common stock not subscribed for in the subscription offering may be offered to the public in a community offering. On or about November 21, 2011, offering materials will be mailed to eligible current and former depositors of Cheviot Savings Bank and eligible depositors of the former The Franklin Savings and Loan Company.  Proxy materials will be mailed to depositors of Cheviot Savings Bank and stockholders of Cheviot-Federal. The subscription offering and community offering are expected to expire at 2:00 p.m., Eastern Time, on December 20, 2011. Shares not sold in the subscription and community offerings are expected to be sold in a syndicated community offering that will commence at a later date.

 New Cheviot has established a Stock Information Center, which will open on November 23, 2011. The Stock Information Center's telephone number is 1-877-643-8198. Hours of operation will be from 10:00 a.m. to 4:00 p.m., Monday through Friday except bank holidays.  A copy of the prospectus and stock order form may be obtained by contacting the Stock Information Center beginning on November 23, 2011.  The subscription and community offerings are expected to expire on December 20, 2011.

The completion of the conversion and offering is subject to, among other things, selling a minimum of 4,675,000 shares in the offering and the receipt of all necessary final regulatory approvals, the receipt of the approval of the depositors of Cheviot Savings Bank, and the receipt of the approval of the stockholders of Cheviot Financial Corp. Special meetings will be held regarding the depositor and shareholder votes on the approval of the conversion.

The transaction is currently expected to close in January 2012.  Stifel, Nicolaus & Company, Incorporated is assisting New Cheviot in selling its common stock in the subscription and community offerings on a best efforts basis.

Forward Looking Statements -- This release may contain certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of New Cheviot, Cheviot-Federal and Cheviot Savings Bank that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic and market conditions, legislative and regulatory conditions, changes in interest rates that affect Cheviot Savings Bank's interest rate spread, changes in deposit flows, loan demand or real estate values and other economic, governmental, competitive, regulatory and technological factors that may affect New Cheviot, Cheviot-Federal and Cheviot Savings Bank's operations.

A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. This press release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer will be made only by means of the written prospectus forming part of the registration statement (and, in the case of the subscription offering, an accompanying stock order form).

Cheviot-Federal has filed a proxy statement/prospectus concerning the conversion with the SEC. Stockholders of Cheviot-Federal are urged to read the proxy statement/prospectus because it contains important information. Investors are able to obtain all documents filed with the SEC by Cheviot-Federal free of charge at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by Cheviot-Federal are available free of charge from the Corporate Secretary of Cheviot-Federal at Cheviot Financial Corp. - a Federal corporation, 3723 Glenmore Avenue, Cheviot, Ohio 45211, Attention: Corporate Secretary.

The directors, executive officers, and certain other members of management and employees of Cheviot-Federal are participants in the solicitation of proxies in favor of the conversion from the stockholders of Cheviot-Federal. Information about the directors and executive officers of Cheviot-Federal is included in the proxy statement/prospectus filed with the SEC.

The shares of common stock are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.